Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-223785) pertaining to the 2018 Equity Incentive Plan for Executive Officers of Elbit Systems Ltd. of our reports dated March 25, 2020, with respect to the consolidated financial statements and schedule of Elbit Systems Ltd. and the effectiveness of internal control over financial reporting of Elbit Systems Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

By:	/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer A member of Ernst & Young Global

Tel-Aviv, Israel, March 25, 2020